EXHIBIT 99.1

MCINTOSH BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2003 and 2002

(with Independent Accountant’s Report thereon)

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders

McIntosh Bancshares, Inc.

Jackson, Georgia

We have audited the accompanying consolidated balance sheets of McIntosh Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of McIntosh Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PORTER KEADLE MOORE, LLP

Atlanta, Georgia

February 13, 2004

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Cash and due from banks	$6,424,715	5,981,108
Interest bearing deposits with FHLB	193,151	2,907,833
Federal funds sold	6,512,000	2,636,000
Investment securities held to maturity (market value of $1,564,292 and $2,612,143)	1,488,321	2,484,428
Investment securities available for sale	48,597,595	42,692,053
Other investments	1,284,992	1,234,992
Loans	202,993,089	175,996,572
Less: Allowance for loan losses	(3,177,816)	(2,839,548)

Loans, net	199,815,273	173,157,024

Premises and equipment, net	4,165,059	4,519,299
Accrued interest receivable	1,778,973	1,742,107
Other assets	6,686,130	6,068,914

Total Assets	$276,946,209	243,423,758

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand	$22,733,363	20,276,906
Money Market and NOW accounts	83,848,090	71,525,326
Savings	10,617,592	9,048,828
Time deposits of $100,000 or more	52,797,831	39,797,893
Time deposits	64,416,206	64,047,301

Total Deposits	234,413,082	204,696,254
Borrowed funds	14,000,000	13,000,000
Accrued interest payable and other liabilities	1,989,900	1,817,443

Total Liabilities	250,402,982	219,513,697

Stockholders’ equity:
Common stock, par value $2.50; 5,000,000 shares authorized, 1,119,409 shares issued and outstanding,	2,798,523	2,798,523
Surplus	8,905,393	8,905,393
Retained earnings	14,263,823	11,318,426
Accumulated other comprehensive income	575,488	887,719

Total stockholders’ equity	26,543,227	23,910,061

Total Liabilities and stockholders’ equity	$276,946,209	243,423,758

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2003 and 2002

	2003	2002
Interest income:
Loans, including fees	$13,808,066	$13,542,782
Interest on investment securities:
U.S. Treasury, U.S. Government agency and Mortgage-backed securities	1,237,575	1,485,878
State, county and municipal	517,467	554,685
Other investments	108,836	108,990
Federal funds sold and other short-term investments	119,272	144,594

Total interest income	15,791,216	15,836,929

Interest expense:
Interest-bearing demand and money market	669,654	997,082
Savings	42,381	99,692
Time deposits of $100,000 or more	1,766,529	1,711,060
Other time deposits	2,336,321	2,849,673
Other	395,097	386,688

Total interest expense	5,209,982	6,044,195

Net interest income	10,581,234	9,792,734
Provision for loan losses	427,072	437,132

Net interest income after provision for loan losses	10,154,162	9,355,602

Other Income:
Service charges	1,828,588	1,635,414
Investment securities gains (losses)	12,600	0
Other real estate owned gains (losses)	0	(22,531)
Fixed assets gains (losses)	(84)	(43,965)
Other income	1,428,065	1,231,120

Total other income	3,269,169	2,800,038

Other expenses:
Salaries and employee benefits	5,367,252	4,773,576
Occupancy and equipment	1,016,597	995,039
Other operating	2,015,174	1,912,102

Total other expenses	8,399,023	7,680,717

Earnings before income taxes	5,024,308	4,474,923
Income tax expense	1,575,176	1,389,849

Net earnings	$3,449,132	$3,085,074

Net earnings per common share based on average outstanding shares of 1,119,409 in 2003 and 1,119,409 in 2002	$3.08	$2.76

Fully diluted net earnings per common share based on average outstanding shares of 1,119,409 in 2003 and 1,119,409 in 2002	$3.08	$2.76

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2003 and 2002

	2003	2002
Net Earnings	$3,449,132	3,085,074
Other comprehensive income, net of income taxes:
Unrealized gains (losses) on securities available for sale:
Holding gains (losses) arising during period, net of tax of ($160,846) and $228,371	(312,231)	443,308

Total other comprehensive income (loss)	(312,231)	443,308

Comprehensive income	$3,136,901	3,528,382

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years ended December 31, 2003 and 2002

	2003	2002
Cash flows from operating activities:
Net earnings	$3,449,132	$3,085,074
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, accretion and amortization	814,955	599,028
(Gain) Loss on call of securities	(12,600)	—
Provision for loan losses	427,072	437,132
Provision for defered income taxes	(171,434)	(109,600)
Loss on disposal of equipment	84	43,965
Loss on sale of other real estate	—	22,531
Change in:
Accrued interest receivable and other assets	(321,801)	(2,479,347)
Accrued interest payable and other liabilities	172,457	(9,111)

Net cash provided by operating activities	4,357,865	1,589,672

Cash flows from investing activities:
Proceeds from maturities and paydowns of securities available for sale	22,571,281	14,196,427
Proceeds from maturities and paydowns of securities held to maturity	1,022,000	371,000
Proceeds from redemption of other investments	26,300	—
Proceeds from sales of equipment	—	16,675
Proceeds from sales of other real estate	—	245,636
Purchases of securities available for sale	(29,266,788)	(22,056,446)
Purchases of other investments	(76,300)	(128,500)
Change in net loans	(27,085,321)	(15,951,298)
Purchases of premises and equipment	(157,205)	(600,297)

Net cash used by investing activities	(32,966,033)	(23,906,803)

Cash flows from financing activities:
Net change in deposits	29,716,828	525,905
Change in other borrowed funds	1,000,000	7,000,000
Dividends paid	(503,735)	(335,822)

Net cash provided by financing activities	30,213,093	7,190,083

Net increase (decrease) in cash and cash equivalents	1,604,925	(15,127,048)
Cash and cash equivalents at beginning of period	11,524,941	26,651,989

Cash and cash equivalents at end of period	$13,129,866	$11,524,941

Supplemental schedule of noncash investing and financing activities:
Change in net unrealized gain/loss on investment securities available-for-sale, net of tax	(312,231)	443,308
Supplemental disclosures of cash flow information:
Cash paid during the year for
Interest	5,260,906	6,160,590
Income taxes	1,742,000	1,540,000

MCINTOSH BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

For The Years Ended December 31, 2003 and 2002	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2001	2,798,523	8,905,393	8,569,174	444,411	20,717,501
Net earnings	—	—	3,085,074	—	3,085,074
Change in unrealized gains on securities available for sale	—	—	—	443,308	443,308
Cash dividend paid, $0.30 per share	—	—	(335,822)	—	(335,822)

Balance, December 31, 2002	2,798,523	8,905,393	11,318,426	887,719	23,910,061
Net earnings	—	—	3,449,132	—	3,449,132
Change in unrealized gains (losses) on securities available for sale	—	—	—	(312,231)	(312,231)
Cash dividend paid, $0.45 per share	—	—	(503,735)	—	(503,735)

Balance, December 31, 2003	2,798,523	8,905,393	14,263,823	575,488	26,543,227

McINTOSH BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

McIntosh Bancshares, Inc. and subsidiaries provides a full range of banking and bank-related services to individual and corporate customers in the Georgia counties of Butts, Jasper and Henry and surrounding areas. McIntosh Bancshares, Inc. and subsidiaries are subject to competition from other financial institutions and are also subject to the regulations of certain governmental agencies and undergo periodic examinations by those regulatory authorities.

The accounting and reporting policies of McIntosh Bancshares, Inc. and subsidiaries conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following is a summary of the significant accounting policies.

Basis of Presentation

The consolidated financial statements include the accounts of McIntosh Bancshares, Inc (the “Parent Company”) and its wholly-owned subsidiaries, McIntosh State Bank (the “Bank”) and McIntosh Financial Services, Inc., collectively known as the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the market valuation reserve on investment securities available for sale. Management believes that the allowance for loan losses is adequate and the market valuation reserve is appropriate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with the Federal Home Loan Bank (FHLB) and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Investment Securities

Investment securities held to maturity are reported at cost, adjusted for amortization of premium and accretion of discount. Investment securities available for sale are reported at fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity, net of the related tax effect. Other investments are reported at cost and, accordingly, earnings are reported when interest is accrued or when dividends are received.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities (Continued)

Premium and discount on all investment securities are amortized and accreted, respectively, to interest income on the straight-line and interest methods over the period to the maturity of the related investment. Premium and discount on mortgage-backed securities are amortized and accreted, respectively, to interest income using a method which approximates a level yield over the period to maturity of the related security, taking into consideration assumed prepayment patterns.

A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Gains or losses on disposition are computed by the specific identification method for all securities.

Loans

Loans are reported at the gross amount outstanding net of the valuation allowance for loan losses. Interest income is generally recognized over the terms of the loans based on the principal amount outstanding. Loan origination fees and direct origination costs, which are approximately the same on most loans, are recognized at the time the loan is recorded on the books. If the collectibility of interest appears doubtful, accrual is discontinued. Accrued interest, which appears doubtful of collection, is reversed against interest income if accrued in the current year or charged to the allowance for loan losses if accrued in prior years. Payments received on non-accrual loans are recorded as a reduction to the loan’s balance. Accrual of interest is resumed if management believes a borrower’s financial position has improved.

A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized when received.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance represents an amount which, in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. The Bank’s practice is to charge-off loans when they become 120 days past due or are rated loss. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans and takes into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality and review of specific problem loans.

Periodic revisions are made to the allowance when circumstances which necessitate such revisions become known. Recognized losses are charged to the allowance for loan losses, while subsequent recoveries are added to the allowance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Premises and equipment are reported at cost less accumulated depreciation. For financial reporting purposes, depreciation is computed using primarily the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. For federal tax reporting purposes, depreciation is computed using primarily accelerated methods.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Goodwill

Goodwill represents the excess of cost over the fair value of the net assets purchased in a business combination. Goodwill is required to be tested annually for impairment, or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of an impairment, the amount by which the carrying amount exceeds the fair value would be charged to earnings. The carrying amount of goodwill, which is included in other assets in the accompanying consolidated balance sheets, totaled $600,743 at December 31, 2003 and 2002. During 2003 and 2002, there was no charge to earnings for impairment of goodwill.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share

Earnings per common share has been computed based on the weighted average number of shares outstanding during the period, which totaled 1,119,409 for the years ended December 31, 2003 and 2002. The basic earnings per share calculation has been adjusted to reflect the impact of dilutive securities in the form of stock options. The basic and diluted earnings per share for 2003 and 2002 are as follows:

	Net Earnings	Common Share	Per Share Amount
For the year ended December 31, 2002
Basic earnings per share	$3,085,074	1,119,409	$2.76
Effect of dilutive securities	—	—	—

Diluted earnings per share	$3,085,074	1,119,409	$2.76

For the year ended December 31, 2003
Basic earnings per share	$3,449,132	1,119,409	$3.08
Effect of dilutive securities	—	—	—

Diluted earnings per share	$3,449,132	1,119,409	$3.08

Recent Accounting Pronouncements

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34”. The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the interpretation did not have a material effect on the Company’s financial condition or results of operations.

In December 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123”. The Statement amends Statement No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect on reported results of operations. The disclosure requirements of the statement are required for fiscal years ending after December 15, 2002 and interim periods beginning after December 15, 2002. The Company has not adopted Statement No. 123 for accounting for stock-based compensation as of December 31, 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”, and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs and by nonpublic entities to all types of variable interest entities is required at various dates in 2004 and 2005. The interpretations have not had a material effect on the Company’s financial condition or results of operations.

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Mandatorily redeemable financial instruments of nonpublic entities are subject to the provisions of the statement for the first fiscal period beginning after December 15, 2003. The adoption of the statement did not have a material effect on the Company’s financial condition or results of operations.

Stock Option Plan

The Company has a Stock Option Plan under which a maximum of 48,125 shares of Common Stock have been reserved. Options are granted with exercise prices equal to the fair market value of the stock at the date of grant. These options expire 10 years from the grant date and are 20% vested each year for 5 years. The Plan provides that upon exercise, the number of options awarded will be adjusted for any stock dividends occurring since the grant date. Therefore, the number of shares granted and the weighted average exercise prices have been adjusted for any stock dividends that have been declared since the first options were granted under the Plan.

SFAS No. 123, “Accounting for Stock Based Compensation,” encourages, but does not require, entities to compute the fair value of options at the date of grant and to recognize such costs as compensation expense. As allowed under SFAS No. 123, the Company measures compensation costs for the option plan using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Therefore, no compensation expense has been recognized in 2003 and 2002 related to the stock option plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Reclassifications

Certain expenses on the statement of earnings for the year ended December 31, 2002 have been reclassified, with no effect on net income, to be consistent with the classifications adopted for the year ended December 31, 2003.

NOTE 2.	CASH AND DUE FROM BANKS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank on deposit with national banks or in cash. At December 31, 2003 and 2002, the Bank’s reserve requirement was approximately $2,343,000 and $1,567,000, respectively. The Bank maintained cash balances which were adequate to meet the requirements.

NOTE 3.	INVESTMENT SECURITIES

Investment securities at December 31, 2003 and 2002 are as follows:

	Carrying Value	Unrealized Gains	Unrealized Losses	Market Value
Securities Held to Maturity:
December 31, 2003:
States and political subdivisions	$1,488,321	$75,971	$—	$1,564,292

December 31, 2002:
States and political subdivisions	$2,484,428	$127,715	$—	$2,612,143

Securities Available-for-Sale
December 31, 2003:
U. S. Government Agencies and corporations	$22,474,199	$348,917	$47,624	$22,775,492
Mortgage-backed securities	14,805,083	110,113	95,537	14,819,659
States and political subdivisions	8,946,361	552,744	2,161	9,496,944
Corporate debt securities	1,500,000	5,500	—	1,505,500

	$47,725,643	$1,017,274	$145,322	$48,597,595

December 31, 2002:
U. S. Government Agencies and corporations	$17,900,901	$574,380	$—	$18,475,281
Mortgage-backed securities	13,175,208	239,604	8,215	13,406,597
States and political subdivisions	9,270,915	541,778	2,518	9,810,175
Corporate debt securities	1,000,000	—	—	1,000,000

	$41,347,024	$1,355,762	$10,733	$42,692,053

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	INVESTMENT SECURITIES (Continued)

In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of investment securities. The market value of investment securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2003, all unrealized losses in the investment securities portfolio were for debt securities. From the December 31, 2003 tables above, 1 out of 66 securities purchased from state and political subdivisions contained unrealized losses and 14 out of 67 securities purchased from U.S. Government agencies and Government sponsored corporations, including mortgage-backed securities, contained unrealized losses. All investment securities with an unrealized loss at December 31, 2003 have been in a continuous unrealized loss position for less than twelve months. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

Other investments are comprised of the following:

	2003	2002
Federal Home Loan Bank	$700,000	$650,000
Community Financial Services, Inc.	335,029	335,029
Nexity Financial Corporation	249,963	249,963

	$1,284,992	$1,234,992

The carrying value and estimated market value of investment securities held to maturity and the amortized cost and estimated market value of investment securities available for sale at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

	Investment Securities Held to Maturity		Investment Securities Available for Sale
	Amortized Cost	Market Value	Amortized Cost	Market Value
Due in one year or less	$399,977	$409,504	$3,193,218	$3,272,181
Due from one to five years	1,088,344	1,154,788	18,570,141	19,082,341
Due from five to ten years	—	—	9,657,201	9,917,914
Due after ten years	—	—	1,500,000	1,505,500
Mortgage-backed securities	—	—	14,805,083	14,819,659

	$1,488,321	$1,564,292	$47,725,643	$48,597,595

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	INVESTMENT SECURITIES (Continued)

There were no sales of investment securities during 2003 or 2002.

Investment securities with a carrying value of $36,852,269 and $28,868,212 at December 31, 2003 and 2002, respectively, were pledged to secure public funds and certain other deposits as required by law.

NOTE 4.	LOANS

Major classifications of loans at December 31, 2003 and 2002 are summarized as follows:

	2003	2002
Commercial, financial and agricultural	$24,868,473	$22,854,370
Real estate - mortgage	125,729,003	106,897,967
Real estate - construction	36,855,388	31,532,974
Consumer	13,501,198	13,834,551
Tax-exempt	2,039,027	876,710

	202,993,089	175,996,572
Less: Allowance for loan losses	(3,177,816)	(2,839,548)

	$199,815,273	$173,157,024

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Butts, Jasper and Henry counties as well as other adjoining counties in Georgia. Although the Bank has a diversified portfolio, a substantial portion is secured by improved and unimproved real estate and is dependent on the real estate market.

The following is a summary of activity in the allowance for loan losses:

	2003	2002
Balance at beginning of year	$2,839,548	$2,477,853
Provision charged to expense	427,072	437,132
Loans charged off	(114,603)	(96,929)
Recoveries of loans previously charged off	25,799	21,492

	$3,177,816	$2,839,548

Impaired loans, consisting solely of loans on nonaccrual status, totaled $782,948 and $722,343 at December 31, 2003 and 2002, respectively. Allocations of the general loan loss reserve related to impaired loans totaled $222,931 and $350,406 at December 31, 2003 and 2002, respectively. The average balance for impaired loans in the years ended December 31, 2003 and 2002 was approximately $655,000 and $219,000, respectively. There was no interest income recognized on impaired loans for the years ended December 31, 2003 and 2002.

Loans past due ninety days or more and still accruing interest totaled $294,547 and $83,079 at December 31, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following:

	2003	2002
Land	$531,512	$531,512
Buildings	3,803,650	3,367,228
Furniture, fixtures and equipment	2,972,209	2,833,024
Construction in process	—	429,931

	7,307,371	7,161,695
Less accumulated depreciation	(3,142,312)	(2,642,396)

	$4,165,059	$4,519,299

Depreciation expense totaled approximately $511,000 and $457,000 in 2003 and 2002, respectively.

NOTE 6.	DEPOSITS

Maturities of time deposits at December 31, 2003 are as follows:

Maturing in:
2004	$58,885,578
2005	25,078,876
2006	9,729,199
2007	10,961,059
2008	12,559,325

$117,214,037

NOTE 7.	OTHER BORROWED FUNDS

The Bank has invested in FHLB stock for the purpose of establishing credit lines with the FHLB. Any advances on the credit lines are secured by the Bank’s one-to-four family residential mortgage loans. Total one-to-four family residential mortgage loans eligible as collateral amounted to $42,985,113 at December 31, 2003. Outstanding borrowings totaled $14,000,000 and $13,000,000 at December 31, 2003 and 2002, respectively. The advances outstanding at December 31, 2003 carrying fixed interest rates ranging from 2.22 to 5.71 percent per annum, require monthly or quarterly payments of interest only and mature through December 19, 2013. The FHLB has the option to convert $12,000,000 of the advances at dates through December 2008 to advances bearing interest based on the three-month floating LIBOR rate. At December 31, 2003, credit availability for the Bank totaled $18,238,835.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	INCOME TAXES

The following are the components of income tax expense:

	2003	2002
Current	$1,746,610	$1,499,449
Deferred	(171,434)	(109,600)

Total income tax expense	$1,575,176	$1,389,849

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

	2003	2002
Income taxes computed at federal statutory tax rate	$1,708,265	$1,521,473
Increase (decrease) resulting from:
Tax-exempt interest	(177,651)	(201,534)
Nondeductible interest on tax-exempt investments	17,680	21,768
Other, net	26,882	48,142

	$1,575,176	$1,389,849

The following summarizes the components of the net deferred tax asset. The deferred tax asset is included as a component of other assets at December 31, 2003 and 2002:

	2003	2002
Deferred income tax assets:
Allowance for loan losses	$1,156,525	$1,049,256
Pension plan contributions	40,389	40,389
Deferred compensation	189,679	122,401
Other	24,416	43,792

Total gross deferred tax assets	$1,411,009	$1,255,838

Deferred income tax liabilities:
Accumulated depreciation on premises and equipment	$(204,289)	$(216,636)
Unrealized gain on investment securities available for sale	(296,464)	(457,310)
Deferred loan costs	0	(3,917)

Total gross deferred tax liabilities	(500,753)	(677,863)

Net deferred income tax asset	$910,256	$577,975

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS

Defined Benefit Pension Plan

The Parent Company sponsors a defined benefit pension plan covering substantially all employees. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Parent Company and compensation rates for the last five years. Contributions to the plan reflect benefits attributed to employees’ services to date, as well as services expected to be performed in the future.

Pension expense includes the following components:

	2003	2002
Service cost of the current period	$147,048	$115,736
Interest cost on the projected benefit obligation	90,222	75,377
Return on plan assets	(51,403)	(56,745)
Net amortization of prior service cost, transaction liability, and net gain	(5,242)	(14,870)

Pension expense, net	$180,625	$119,498

The following sets forth the funded status of the plan and the amounts included in the accompanying balance sheet:

	2003	2002
Actuarial present value of benefit obligations:
Vested benefit obligation	$765,142	$590,028

Accumulated benefit obligation	817,375	630,011

Projected benefit obligation	1,695,032	1,340,955
Fair value of assets held in the plan	850,593	623,661

Unfunded excess of projected benefit obligation over planned assets	844,439	717,294
Net unrecognized gain from changes in assumptions for weighted average discount rate, expected long-term assets, mortality tables, and other actuarial assumptions, addition of participants and projected earnings	(744,834)	(619,287)
Unamortized liability at transition	8,967	10,565

Accrued pension expense liability	$108,572	$108,572

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS (Continued)

Defined Benefit Pension Plan (Continued)

The following table includes a reconciliation of projected benefit obligation for 2003 and 2002:

	2003	2002
Projected benefit obligation beginning of year	$1,340,955	$946,987
Service cost	147,048	115,736
Interest cost	90,222	75,377
Distributions	(61,476)	(33,553)
Plan amendment	—	39,427
Actuarial (gains)/losses	178,283	196,981

Projected benefit obligation end of year	$1,695,032	$1,340,955

The following table includes a reconciliation of the fair value of plan assets for 2003 and 2002:

	2003	2002
Fair value - beginning of year	$623,661	$629,799
Contributions	180,625	119,498
Return on plan assets	107,783	(92,083)
Distributions	(61,476)	(33,553)

Fair value – end of year	$850,593	$623,661

The following table sets forth the assumptions used to compute the estimated pension liability:

	2003	2002
Weighted average discount rate - projected benefit obligation	6.25%	6.75%
Increase in future compensation levels	5.00%	5.00%
Expected long-term rate of return	8.25%	8.25%

In consultation with the plan’s investment management company and actuary, the Parent Company, as plan sponsor, arrives at an assumption for the expected long-term rate of return on plan assets. This rate is intended to reflect the average rate of earnings expected on funds invested given funding obligations, future compensation levels, and inflation. The expected long-term rate of return is not necessarily a reflection of recent experience but rather a historical estimate of future long term rates of return. Anticipated returns for the plan are not reduced by taxes and assume the plan continues in place for the foreseeable future.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	EMPLOYEE BENEFIT AND DEFERRED COMPENSATION PLANS (Continued)

Defined Benefit Pension Plan (Continued)

The Parent Company reviews the plan’s asset allocation and investment mix at least annually. Plan assets may be invested in a mix of the following major classes: equity – large cap growth; equity – small cap value; equity – international; intermediate bond; and money market. Investment strategies are based, in part, on the Company’s overall assessment of the state of the economy and its assumed direction, the Federal Reserve Board’s bias in setting monetary policy, fiscal policy and its projected impact, and the direction of short and long term interest rates. Investment strategies are guided by an investment policy that calls for comparing the investment performance of the investment management company to an appropriate benchmark. This evaluation is conducted over a three-year horizon and also considers the investment manager’s performance relative to their discipline.

The Parent Company uses the straight-line method of amortization for prior service cost and unrecognized gains and losses. The Parent Company contributed $180,625 and $119,498 to the plan in 2003 and 2002, respectively.

Profit Sharing and 401(k) Plan

The Parent Company sponsors an Internal Revenue Code Section 401(k) Employee Savings Plan that permits an employee to defer annual cash compensation. The Parent Company’s Board of Directors determines the Parent Company’s contribution, which was approximately $264,000 and $294,000 in 2003 and 2002, respectively.

Deferred Compensation Plans

The Bank has entered into salary continuation agreements with its directors, its chief executive officer and four other officers. In 2003 and 2002, the Bank expensed $166,621 and $98,285, respectively, for the accrual of future salary continuation benefits. The Bank has elected to fund the salary continuation liability with single premium universal life insurance policies. In 2003 and 2002, cash value income totaled $238,694 and $178,186, respectively. As of December 31, 2003 and 2002, other assets included $4,684,525 and $4,470,456, respectively, in surrender value, and other liabilities included salary continuation benefits payable of $499,711 and $332,890, respectively.

The Bank also maintains split dollar insurance on its chief executive officer. In 2003 and 2002, the increase in cash surrender value recorded in income totaled $11,276 and $10,982, respectively. As of December 31, 2003 and 2002, other assets includes accrued cash surrender value of $157,027 and $145,751, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.	STOCK OPTION PLAN

A summary status of the Company’s Stock Option Plan as of December 31, 2003 and 2002, and changes during the years ending on those dates is as follows:

	2003		2002
	Option Shares	Weighted Average Option Price Per Share	Option Shares	Weighted Average Option Price Per Share
Outstanding, beginning of year	30,938	$32.73	30,938	$32.73
Granted during the year	17,187	32.00	—	—

Outstanding, end of year	48,125	$32.47	30,938	$32.73

Number of shares exercisable	24,750		18,564

Weighted-average fair value of options granted during the year		$7.42		$—

Information pertaining to options outstanding at December 31, 2003 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$32.00 -$32.73	48,125	7 years	$32.47	24,750	$32.73

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2003	2002
Dividend yield	1.40%	N/A
Expected life	10 years	N/A
Expected volatility	0%	N/A
Risk-free interest rate	4.55%	N/A

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	RELATED PARTY TRANSACTIONS

As of December 31, 2003 and 2002, the Bank had direct and indirect loans outstanding to or for the benefit of certain of the Bank’s executive officers, directors, and their related interests of $2,077,607 and $2,716,031, respectively. During 2003 and 2002, $1,855,432 and $11,224,052 of such loans were made and repayments totaled $2,493,856 and $11,363,928, respectively. These loans were made in the ordinary course of business in conformity with normal credit terms, including interest rates and collateral requirements prevailing at the time for comparable transactions with other borrowers. These individuals and their related interests also maintain customary demand and time deposit accounts at the Bank which amounted to $3,150,553 at December 31, 2003.

NOTE 12.	STOCKHOLDERS’ EQUITY

The Parent Company and the Bank are subject to various capital requirements administered by the regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. The regulations require the Company to meet specific capital adequacy guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following tables) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). As of December 31, 2003, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Company must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the tables. The Company’s actual capital amounts and ratios are also presented in the following tables. Capital levels at the Parent Company approximate those of the Bank.

	Well Capitalized Requirement		Adequately Capitalized Requirement		Actual
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2003:
Tier I Capital to Average Assets	$13,466	5.0%	$8,080	3.0%	$25,367	9.4%
Tier I Capital to Risk Weighted Assets	$12,560	6.0%	$8,373	4.0%	$25,367	12.1%
Total Capital to Risk Weighted Assets	$20,934	10.0%	$16,747	8.0%	$27,991	13.4%

As of December 31, 2002:
Tier I Capital to Average Assets	$12,119	5.00%	$7,271	3.00%	$22,153	9.1%
Tier I Capital to Risk Weighted Assets	$10,994	6.00%	$7,329	4.00%	$22,153	12.1%
Total Capital to Risk Weighted Assets	$18,315	10.00%	$14,652	8.00%	$24,450	13.4%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	STOCKHOLDERS’ EQUITY (Continued)

Management believes, as of December 31, 2003, that the Parent Company and the Bank meet all capital requirements to which they are subject.

Banking regulations limit the amount of dividends which the Bank may pay without obtaining prior approval. Under current state banking laws, the approval of the Georgia Department of Banking and Finance will be required if the total of all dividends declared in the calendar year exceeds 50 percent of the net profits for the previous calendar year, and the ratio of equity capital to adjusted total assets is less than 6 percent. At December 31, 2003, stockholders’ equity of the Bank available for the payment of dividends after that date to the Parent Company without prior regulatory approval was approximately $1,750,000.

NOTE 13.	OFF BALANCE-SHEET FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 2003 and 2002, commitments to extend credit totaled $40,332,098 and $33,255,737, respectively.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. At December 31, 2003 and 2002, commitments under letters of credit aggregated $881,793 and $765,924, respectively. In 2003 and 2002, the Bank was not required to perform on any letters of credit.

The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the other party. Collateral held varies but may include accounts receivable; inventory; property, plant and equipment; and income-producing commercial properties on those commitments for which collateral is deemed necessary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company or its subsidiaries, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Cash Equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Investment Securities - Fair values for investment securities are based on quoted market prices.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Other Investments - The carrying value of other investments is estimated to approximate fair value.

Cash Surrender Value of Life Insurance - The carrying value of cash surrender value of life insurance approximates fair value.

Deposits - The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits are the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Other Borrowed Funds

The fair value of the FHLB fixed rate borrowings approximates their carrying value.

Commitments to Extend Credit and Standby Letters of Credit

Off-balance sheet financial instruments (commitments to extend credit and stand-by letters of credit) are generally short-term and at variable interest rates. Therefore, both the carrying value and the fair value associated with these instruments are immaterial.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The carrying amount and estimated fair values of the Company’s financial instruments at December 31, 2003 and 2002 are as follows:

	December 31, 2003		December 31, 2002
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$13,129,866	$13,129,866	$11,524,941	$11,524,941
Investment securities	50,085,916	50,161,887	45,176,481	45,304,196
Other investments	1,284,992	1,284,992	1,234,992	1,234,992
Loans	199,815,273	204,460,755	173,157,024	177,417,644
Cash surrender value of Life insurance	4,841,552	4,841,552	4,616,207	4,616,207
Financial liabilities:
Deposits	$234,413,082	$239,107,361	$204,696,254	$207,565,243
Other borrowed funds	14,000,000	14,000,000	13,000,000	13,000,000

Due to the short-term duration of most of the off-balance-sheet financial instruments (commitments to extend credit and stand-by letters of credit), management has chosen not to defer any fees associated with those instruments. Additionally, most of the off-balance-sheet financial instruments (or their underlying credit instrument) carry variable rates. Therefore, management has determined that both the carrying value and the fair value associated with the off-balance-sheet financial instruments is immaterial.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	CONDENSED FINANCIAL INFORMATION OF McINTOSH BANCSHARES, INC.

CONDENSED BALANCE SHEETS

(Parent Only)

	2003	2002
Assets
Cash	$127,412	$64,359
Investment in McIntosh State Bank subsidiary	26,216,933	23,641,973
Investment in McIntosh Financial Services, Inc. subsidiary	33,490	46,838
Other investments	249,963	249,963

Total assets	$26,627,798	$24,003,133

Liabilities and Stockholders’ Equity
Other liabilities	$84,571	$93,072

Total liabilities	84,571	93,072

Stockholders’ equity:
Common stock	2,798,523	2,798,523
Surplus	8,905,393	8,905,393
Retained earnings	14,263,823	11,318,426
Accumulated other comprehensive income	575,488	887,719

Total stockholders’ equity	26,543,226	23,910,061

Total liabilities and stockholders’ equity	$26,627,798	$24,003,133

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	CONDENSED FINANCIAL INFORMATION OF McINTOSH BANCSHARES, INC. (Continued)

CONDENSED STATEMENTS OF EARNINGS

(Parent Only)

	2003	2002
Dividend from Bank subsidiary	$615,000	$250,000
Operating expenses	(63,712)	(45,421)

Income before income tax benefit and equity in undistributed earnings of subsidiaries	551,288	204,579
Income tax benefit	24,000	15,500

Income before equity in undistributed earnings of subsidiaries	575,288	220,079
Equity in undistributed earnings of subsidiaries	2,873,844	2,864,995

Net earnings	$3,449,132	$3,085,074

CONDENSED STATEMENTS OF CASH FLOWS (Parent Only)
	2003	2002
OPERATING ACTIVITIES
Cash flows from operating activities:
Net earnings	$3,449,132	$3,085,074
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(2,873,844)	(2,864,995)
Change in other liabilities	(8,500)	(17,177)

Net cash provided by operating activities	566,788	202,902

FINANCING ACTIVITIES
Cash flows from financing activities, consisting of dividends paid	(503,735)	(335,823)

Net cash flows used by financing activities	(503,735)	(335,823)

Net change in cash	63,053	(132,921)
Cash at beginning of year	64,359	197,280

Cash at end of year	$127,412	$64,359

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	MISCELLANEOUS OPERATING INCOME AND EXPENSES

Significant components of other operating income and expense included in the consolidated statements of earnings in excess of 1% of interest and other income for the years ended December 31, 2003 and 2002 are as follows:

	2003	2002
Other operating income:
Secondary market mortgage origination fees	$725,736	$610,706
Cash surrender value income of insurance polices	249,969	178,186
Other operating expenses:
Professional fees	$281,726	$286,469